Exhibit (b)(8)

Amendment No. 7

To

Credit Agreement for Margin Financing

AMENDMENT No. 7, dated as of May 27, 2021 (this “Amendment”) to the Credit Agreement for Margin Financing, dated as of August 26, 2014 between Western Asset Middle Market Income Fund Inc. (“Client”) and Pershing LLC (”Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of August 26, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Pershing and Client desire to amend the Credit Agreement as set forth below.

NOW, THEREFORE, the parties hereby agree as follows, effective immediately:

I.	Effective June 20, 2021, the Interest Rate section of Appendix A to the Credit Agreement shall be deleted and restated as follows:

Interest Rate:	Overnight Bank Funding Rate plus 80 basis points

“Overnight Bank Funding Rate” means the Overnight Bank Funding Rate as reported by the New York Federal Reserve in the FR2420 Report of Selected Money Market Rates or any successor report or website.

I.	Miscellaneous

Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) represents and warrants that, both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

By:	/s/ Jane Trust
Name: Jane Trust
Title: Senior Managing Director

PERSHING LLC

By:	/s/ Mark Aldoroty
Name: Mark Aldoroty
Title: Managing Director